Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of our reports dated February 17, 2015, relating to the consolidated financial statements and financial statement schedule of Graco Inc. and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Graco Inc. and Subsidiaries for the fiscal year ended December 26, 2014.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

May 8, 2015